Exhibit 3.2

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

[redacted]

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/22/2021

Work Order Item Number:	W2021112200218-1730067
Filing Number:	20211908425
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	11/19/2021 2:15:00 PM
Filing Page(s):	2

Indexed Entity Information:

Entity ID: E0146042008-1

Entity Name: BONANZA GOLDFIELDS CORP.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
FREDERICK C. BAUMAN
6228 DARTLE ST, LAS VEGAS, NV 89130, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0146042008 - 1 Filing Number 20211908425 Filed On 11/19/2021 2:15:00 PM Number of Pages 2

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AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

BONANZA GOLDFIELDS CORP.

(the “Company”)

1. Designation and Amount. The designation of this series, which consists of 1,000,000 shares of Preferred Stock, is the Series B Preferred Stock (the “Series B Preferred Stock”) and the face amount shall be One Dollar per share.

2. Dividends. No dividend shall accrue on the Series B Preferred Stock.

3. Conversion. Shares of the Series B Preferred Stock shall not convert into shares of Common Stock or any other securities of the Company.

4. Rank. All shares of the Series B Preferred Stock shall rank (i) prior to the Company’s Common Stock and any class or series of capital stock of the Company hereafter created (unless, with the consent of the holders of a majority of the Series B Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, “Junior Securities”); (ii) pari passu with any class or series of capital stock of the Company hereafter created (with the written consent of the holders of a majority of the Series B Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of a majority of the Series B Preferred Stock) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities:), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

5. Liquidation Preference. Shares of the Series B Preferred Stock shall not receive any payments or distributions in the event of any liquidation, dissolution, wind up or similar event of the Company.

6. Voting Rights. Holders of the Series B Preferred Stock shall have no voting power whatsoever.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Designation is executed on this 18th day of November, 2021.

BONANZA GOLDFIELDS CORP.

By: /s/ Man Chung CHAN
Man Chung CHAN

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